Exhibit 99.1
From:	Hifn, Inc.
	750 University Avenue	(HIFN LOGO)
Los Gatos, CA 95032

Contact:	William R. Walker, Vice President and Chief Financial Officer
408-399-3537
wwalker@hifn.com

Hifn Reports Third Quarter Fiscal 2005 Financial Results

        LOS GATOS, Calif., July 20, 2005 – Hifn™ (NASDAQ: HIFN) today reported financial results for the third quarter and nine months ended June 30, 2005.

        Revenues for the third quarter of fiscal 2005 were $12.0 million, a decrease of 8 percent from the $13.1 million in revenues reported in the previous quarter and an increase of 6 percent from the $11.3 million in revenues reported in the third quarter of fiscal 2004. Revenues for the nine months ended June 30, 2005 were $37.6 million, an increase of 31 percent from the $28.8 million reported for the nine months ended June 30, 2004.

        Net loss for the third quarter ended June 30, 2005 was $871,000, or a loss of $0.06 per share, compared with a net loss of $3.5 million, or a loss of $0.25 per share, for the third quarter of fiscal 2004 ended June 30, 2004. Net loss for the nine months ended June 30, 2005 was $2.3 million, or a loss of $0.16 per share, compared with a net loss of $11.1 million, or a loss of $0.88 per share, for the nine months ended June 30, 2004.

        “While our underlying business trends are positive and sales to Cisco are increasing, in the third quarter a major customer discovered it was overstocked on certain Hifn products, and reduced its orders accordingly. That reduction resulted in a revenue shortfall of more than $1 million,” said Chris Kenber, Hifn’s chairman and CEO. “We currently believe that a similar inventory correction from another customer is likely to occur in the September quarter, which will likely cause our revenue in that period to be flat with third quarter revenue.”

        “Although we are disappointed in these short-term customer situations, we currently believe that these inventory corrections will not continue beyond the September quarter,” he said. “In addition, we have been able to manage our expenses to a significantly lower level than originally expected, which made the June quarter earnings substantially in line with expectations,” Kenber continued.

Hifn Third Quarter Fiscal Year 2005
Earnings Release	Page 2

        Hifn management will hold a conference call to discuss these results today, July 20, 2005 at 1:30 p.m. Pacific Daylight Time (PDT). Those wishing to join should dial 1-800-509-8613 (domestic U.S.) or 706-679-4544 (international) at approximately 1:15 p.m. Playback of the conference call will be available from 5 p.m. (PDT) on Wednesday, July 20, 2005 through 5 p.m. (PDT) on Saturday, July 23, 2005 and may be accessed by calling 1-800-642-1687, pass code 5308414. This press release and webcast of the conference call may be accessed through the Investor Relations page in Hifn’s corporate website at http://www.hifn.com.

About Hifn

        Hifn, Inc. of Los Gatos, California makes integrated circuits and software for network infrastructure developers. Hifn combines network processing, security, compression, content search and flow classification technology into solutions for complex packet management. Many of the major network equipment manufacturers use Hifn’s patented technology to improve packet processing. More information on the company is available from the company’s SEC filings. Additional product information can be obtained from the Hifn website at http://www.hifn.com. Hifn is traded on the NASDAQ National Market under the symbol HIFN.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, statements regarding the Company’s future financial performance including, without limitation, statements related to positive business trends, increasing sales to Cisco, future inventory correction from another customer in the September quarter and that customer inventory corrections will not continue beyond the September quarter are all forward-looking statements within the meaning of the Safe Harbor that may cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to: dependency on a small number of customers; customer demand and customer ordering patterns; and orders from Hifn’s customers may be below the company’s current expectations. Additional risks include: risks associated with the success of Hifn’s ongoing technology development efforts; Hifn’s ability to successfully integrate new technology into products in a cost-effective manner; Hifn’s ability to effect its current strategy and to effectively control expenses; the timing of Hifn’s new product introductions; intense competition in the network and storage equipment industries; the benefits expected from business partnerships we enter into may not achieve anticipated benefits due to market factors or other factors outside our control and the significant uncertainty of market acceptance of Hifn’s new products. These and other risks are detailed from time to time in Hifn’s filings with the Securities and Exchange Commission. Hifn expressly disclaims any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Hi/fn® is a registered trademark of hi/fn, inc. Hifn is a trademark of hi/fn, inc.

Hifn Third Quarter Fiscal Year 2005
Earnings Release	Page 3

HIFN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Net revenues	$12,039	$11,323	$37,634	$28,833

Costs and operating expenses:
Cost of revenues	3,869	3,583	12,121	7,926
Research and development	5,365	6,612	16,073	16,982
Sales and marketing	1,910	1,896	6,013	5,527
General and administrative	1,214	1,098	3,970	3,319
Amortization of intangibles	828	825	2,484	2,294
In-process research & development	-	893	-	4,230

Total costs and operating expenses	13,186	14,907	40,661	40,278

Loss from operations	(1,147)	(3,584)	(3,027)	(11,445)
Interest and other income, net	345	85	801	296

Loss before income taxes	(802)	(3,499)	(2,226)	(11,149)
Provision for income taxes	69	-	75	-

Net loss	$(871)	$(3,499)	$(2,301)	$(11,149)

Net loss per share, basic and diluted	$(0.06)	$(0.25)	$(0.16)	$(0.88)

Weighted average shares outstanding,
basic and diluted	13,926	13,834	13,982	12,706

Hifn Third Quarter Fiscal Year 2005
Earnings Release	Page 4

HIFN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2005	September 30, 2004
ASSETS
Current assets:
Cash & short-term investments	$46,602	$50,032
Accounts receivable, net	6,725	5,653
Inventories	1,657	2,051
Prepaid expenses and other current assets	1,086	988

Total current assets	56,070	58,724
Property and equipment, net	1,849	1,737
Intangibles and other assets, net	13,113	15,781

	$71,032	$76,242

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,535	$4,323
Accrued expenses and other current liabilities	7,232	7,690

	9,767	12,013

Stockholders' equity:
Common stock	14	14
Paid-in capital	163,347	161,500
Treasury stock	(2,516)	-
Accumulated other comprehensive loss	(44)	(50)
Accumulated deficit	(99,536)	(97,235)

	61,265	64,229

	$71,032	$76,242